EXHIBIT 10.19(f)

FIFTH AMENDMENT TO LEASE

(Stadium Orange)

THIS FIFTH AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is entered into as of the 3rd day of August, 2015, by and between STADIUM PROMENADE LLC, a California limited liability company (“Landlord”), successor-in-interest to Syufy Enterprises, a California partnership (“Original Landlord”) and CENTURY THEATRES, INC., a California corporation (“Tenant”), successor-in-interest to Century Theatres, Inc., a Delaware corporation (“Original Tenant”).

R E C I T A L S:

A.Original Landlord and Original Tenant, entered into a certain Century Stadium Promenade Lease, dated as of October 1, 1996 (the “Original Lease”), for certain Premises located in the City of Orange, Orange County, California. The Original Lease has been amended by that certain First Amendment to Lease, dated as of April 15, 2005, that certain Second Amendment to Lease, dated as of September 29, 2005, that certain Third Amendment to Lease, dated as of August 5, 2006, and that certain Fourth Amendment to Lease, dated as of August 15, 2014. The Original Lease, as so amended, is referred to herein as the “Lease”.

C.Tenant desires to install (or cause to be installed) certain energy storage equipment at the Premises and in the Common Area of the Entire Premises.

D.Landlord and Tenant now desire to amend the Lease, upon the terms and conditions set forth in this Amendment.

A G R E E M E N T S

NOW THEREFORE, for good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Lease is hereby modified and amended, and Landlord and Tenant hereby agree, as follows:

1.Recitals Incorporated; Certain Defined Terms.  The Recitals set forth above are incorporated into this Amendment and shall be deemed terms and provisions hereof, the same as if fully set forth in this Paragraph 1.  Capitalized terms that are used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Lease.

2.Common Area:  Notwithstanding anything in the Lease to the contrary, Tenant may install (or cause to be installed) “Energy Storage Equipment” (“ESE”) (portions of which are described as “Superpacks” on Exhibit “A”, attached hereto and made a part hereof) within the Common Area adjacent to the theatre building (“Theatre Building”) in the locations depicted on Exhibit “A” and in accordance with the plans set forth in Exhibit “A”. The ESE shall be used for the storage of electricity to be used by Tenant in the Premises during peak times for relief of load on the electric grid.  However, Tenant shall have no right to sell or transfer such stored electricity to any other tenant in the Entire Premises.

3.Installation and Maintenance:  Notwithstanding anything in the Lease to the contrary, Tenant shall be solely responsible, at Tenant’s sole cost and expense, for (i) the installation, maintenance, repair and removal of the ESE, and (ii) any damage caused to the Theatre Building, Premises, Common Area or any other portion of the Entire Premises as a result of Tenant's installation, use, maintenance, operation, repair or removal of the ESE.  Without limiting the foregoing, Tenant's rights under this Amendment shall be subject to the following:

a. Tenant, at its sole cost and expense, shall obtain all governmental approvals, licenses and permits as may be required for the installation, use, operation and removal of the ESE and the installation, use, operation, maintenance, repair, replacement and removal of the ESE shall all be done in accordance with all applicable laws.

b.  Upon the earlier of the expiration or earlier termination of the Term of the Lease or the vacation of the Premises by Tenant, Tenant shall, at Tenant’s sole cost and expense, remove the ESE and all of its components in accordance with the then current National Electric Code and return the affected areas of the Common Area, Premises and Theatre Building to their original condition (ordinary wear and tear excepted) prior to the installation of the ESE, including, without limitation, restoring electrical service to the Premises and Theatre Building at the same level and with the same type of electrical service as existed before the installation of the ESE.

c. Tenant, at its sole cost and expense, shall maintain and repair (or cause to be maintained and repaired) the ESE in good condition and repair throughout the Lease Term.

d. The ESE is and shall remain the property of Tenant or Tenant's permitted assignee, and Landlord and Tenant agree that the ESE is not, and installation of the ESE on the Premises and/or within the Common Area, shall not cause the ESE to become the property of Landlord or a fixture pursuant to the Lease or by operation of law.

e.  Without limiting the terms and conditions of the Lease, Tenant shall indemnify, defend, protect and hold Landlord, its partners, members, officers, agents, employees and contractors harmless from and against all claims, suits, losses, damages, fines, penalties, liabilities, judgments, costs, or expenses assessed against or incurred by Landlord (including reasonable attorneys' fees and other costs incurred by Landlord in connection with claims or suits, regardless of whether such claims involve litigation) arising out of, caused by or related to (or allegedly arising out of, caused by or allegedly related to) property damage, personal injury or death to the extent arising out of, caused by or related to  the activities of Tenant or its employees, agents or contractors in installing, using, operating, maintaining, repairing, replacing, servicing or removing the ESE.

f.  Tenant shall be solely liable for, at Tenant’s sole cost and expense, and shall pay prior to delinquency, all personal property taxes, assessments and other impositions levied with respect to the ESE. In the event that any such taxes, assessments or other impositions are levied against Tenant, Tenant shall pay the same directly to the taxing authority. However, in the event that any such taxes, assessments or other impositions are levied against Landlord or the Entire Premises, rather than levied against Tenant, Tenant shall promptly reimburse to Landlord the full amount (not merely Tenant’s pro rata share) of such taxes, assessments or other impositions pursuant to Article VIII of the Lease.

g.   During the period commencing on the date of the installation of the ESE and ending on the date that the ESE is removed from the Entire Premises, the portion of the Common Area upon which the ESE is installed shall be deemed to be part of the Premises for all purposes under the Lease, including, but not limited to, Tenant’s insurance obligations under Section 16.01 of the Lease, and Tenant’s indemnification obligations under Section 16.04 of the Lease.  However, notwithstanding anything in the Lease to the contrary, Tenant’s installation, use, maintenance, operation, repair and removal of the ESE shall be governed by the provisions of this Amendment.

h.    Tenant acknowledges, understands and agrees that: (i) the installation of the ESE shall cause a loss of four (4) parking spaces in the Common Area of the Entire Premises; (ii) as a result thereof, Landlord shall not be obligated to restore or replace any of such four (4) parking spaces elsewhere in the Entire Premises; and (iii) if the Lease requires a certain minimum number of parking spaces to be maintained in or upon the Entire Premises, such minimum number of parking spaces shall be decreased by four (4) parking spaces.

i.The installation, use and operation of the ESE, and the utilization of the portion of the Common Area upon which the ESE is installed, shall not cause or result in a decrease or increase in the amount of rent due under the Lease, including, but not limited to, the amount of Minimum Rent, additional rent or Common Area Expenses due under the Lease, except for any increase in taxes, assessments or other impositions with respect to the ESE, which shall be paid directly by Tenant to the taxing authority or shall be reimbursed by Tenant to Landlord, as set forth in Paragraph 3f above.

4.Counterparts; Electronic Signatures. The parties may execute this Amendment in one or more counterparts, all of which when taken together will constitute one and the same instrument. Signatures transmitted by electronic means shall be effective and binding in the same manner as original signatures.

5. Effect of Amendment.  This Amendment modifies and amends the Lease, and the terms and provisions hereof shall supersede and govern over any contrary or inconsistent terms and provisions set forth in the Lease.  The Lease, as previously amended and as hereby further amended and modified, remains in full force and effect and is hereby ratified and confirmed.  All future references in the Lease to the “Lease” shall mean and refer to the Lease, as amended and modified by this Amendment.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date herein above provided.

Landlord:

STADIUM PROMENADE LLC,

a California limited liability company

By:	SyWest Holdings LLC,
a California limited liability company,
its member/manager

By:	Syufy Enterprises,
a California limited partnership,
its member/manager

By:	Syufy Properties, Inc.,
a California corporation,
its general partner

By:		/s/ William Vierra
	Name:	William Vierra
	Its:	Senior Vice President

Tenant:

CENTURY THEATRES, INC.,

a California corporation

By:/s/	Thomas J. Owens
Name:	Thomas J. Owens
Its:	Executive Vice President – Real Estate